Exhibit 30(n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 10 to Registration Statement No. 333-214403 of the Everlake Assurance Co Variable Life Separate Account (the “Account”) on Form N-6 of our report dated April 19, 2023, relating to the financial statements and financial highlights of each of the Sub-Accounts comprising the Account appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading “Experts” in the Statement of Additional Information, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
April 28, 2023